MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS RECORD THIRD QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA) (the “Company”) reported net income available for common shareholders for the quarter ended September 30, 2006, of $2,139,000, or $0.09 per common share, as compared to net income of $125,000, or $0.01 per common share, for the same quarter a year ago. For the nine month period ended September 30, 2006, net income available for common shareholders was $6,176,000, or $0.26 per common share, as compared to $5,296,000, or $0.25 per common share, for the equivalent period a year ago. The Company recorded gains from the disposition of joint venture assets and an incentive fee in the second quarter of 2005 totaling $4,757,000.

Funds from operations (“FFO”), the widely accepted measure of performance for real estate investment trusts, was $21,972,000, or $0.82 per share/unit, for the third quarter of 2006, as compared to $18,299,000, or $0.75 per share/unit, for the same quarter a year ago, an increase of 9.3%. The third quarter FFO per share/unit result was 2 cents above the mid-point of the range of the Company’s guidance. For the nine month period ending September 30, 2006, FFO was $64,630,000, or $2.50 per share/unit, compared to $57,542,000, or $2.38 per share/unit, for the same nine-month period a year ago. Included in prior year FFO is a total of 8 ½ cents per share/unit from the joint venture incentive fee and the sale of land earned during the second quarter; excluding this, the year-over-year growth of FFO per share/unit is 9.2%. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:

•	FFO per share results for the quarter is a record high third quarter performance for the Company.
•	Same store physical occupancy at quarter end was strong at 95.9%.
•	Same store NOI for the third quarter increased by 8.9% over the prior year; the best third quarter performance the Company has ever achieved.
•	Effective pricing on a same-store basis increased by 5.0% over the same quarter a year ago; concessions dropped from 4.4% of net potential rent to 3.1%, and average rent per unit increased by 3.6%.
•
The Company invested $83 million for the purchase of three high quality properties totaling 808 apartments, including two properties in lease-up in Phoenix, AZ, marking the entry of the Company into this rapidly growing Sunbelt market. On October 12th, the Company also acquired a 306-unit upscale property in Savannah, GA.

•	The Company’s fixed charge coverage continued to improve to 2.17, and balance sheet capacity is substantial, with debt and preferred stock at just 45% of total market value at quarter end.
•
The Company anticipates the sale of its remaining joint venture property, which is expected to result in a gain on sale of approximately $5 million, plus an incentive fee (net of related costs) of approximately 3 cents per share.

Eric Bolton, Chairman and CEO said, “Operating results for the third quarter reflect the continued encouraging trend of strong market recovery and the growing demand for apartment housing throughout the high job growth region of the Sunbelt states. Record same-store net operating income and overall FFO performance, improving rent growth, high occupancy, and lower resident turnover all support what we believe will be a trend of sustained recovery in operating results. The benefits of repositioning Mid-America’s portfolio over the last few years, along with the enhancements made to our operating platform, further support the prospects of strong performance from our portfolio of high-quality properties as we head into 2007. Mid-America’s capacity to support higher levels of portfolio expansion continues to build and we’re excited about increasing opportunities to step up activities associated with growing our diversified Sunbelt portfolio across small, medium and large markets.”

Operating Results: Reflecting Market Strength and Growth

FFO per share/unit for the quarter increased by 9.3%, mainly as a result of improved same-store operating performance, but also because the Company grew its portfolio of apartment units to 39,987, up from 38,227 apartment units a year ago.

The Company renewed its insurance policies effective July 1st, and experienced an increase in property insurance premium of $3 million on a 12 month basis. Partially offsetting the increased income from operations was a $1.2 million increase in G&A and property management expenses, mainly due to increased bonuses for property personnel, increased asset management costs (including expenses related to the yield management test), and increased franchise and excise taxes. The average interest rate for the quarter increased by only 4 basis points from a year ago, contributing to an increase of interest expense from $15.3 million a year ago to $15.5 million.

Same Store Results: Another Record

Percent Change From Three Months Ended September 30, 2005 (Prior Year)

					Average
				Physical	Rental
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rate
Large Tier	11.9%	-0.5%	24.0%	-0.3%	3.4%
Middle Tier	7.0%	6.4%	7.5%	0.5%	3.5%
Small Tier	5.4%	6.5%	4.7%	-1.0%	3.9%
Operating Same Store	7.7%	4.5%	10.2%	-0.2%	3.6%
Total Same Store	7.0%		8.9%

 (1) Revenue and NOI by market and for operating same store are presented before the impact of straight-line revenue adjustments. Total same store includes straight-line revenue adjustments.

Strong occupancy continued through the third quarter, economic occupancy increased to 90.1%, up from 87.2% in the prior year, and physical occupancy ended the quarter at 95.9%, compared to 96.1% last year. Net effective pricing, reflecting both the impact of rising rents and declining concessions, increased by a very strong 5.0% over the prior year. Rolling twelve-month turnover dropped from 62.1% to 61.7%, contributing to the strong revenue performance. Revenues increased 7.0% over the same quarter a year ago, and concessions dropped from 4.4% of revenue to 3.1% (after the straight-line adjustment). Average rent per unit increased by 3.6% to $714. Our large tier markets, especially Dallas and Atlanta which have been late to feel the apartment recovery, began to pick up momentum as increased occupancy enabled concessions to continue to be reduced and set the stage for more robust rent growth from this segment of the portfolio next year.

Operating expenses (before property insurance and taxes) continued to increase at a moderate pace, rising 3.6% over the same quarter a year ago. Property insurance increased by 38% reflecting the increase in premiums effective July 1, 2006. Total property expenses increased by 4.5%.

NOI increased by 8.9% compared to the same quarter a year ago, with exceptionally strong performance from the large tier markets.

Year to date, same store revenues have increased by an average of 6.0%, with NOI up by 7.7%.

Excluded from the same-store group are 6 properties which are part of the Company’s redevelopment program, and which are going through an extensive rehab. The supplementary schedules also contain a report of same-store performance which includes this 6-property group.

Acquisitions and Dispositions: Assuring a Strong Future

On September 6, 2006, the Company acquired the 328-unit Reserve at Woodwind Lakes in Houston, TX, at an initial NOI yield of 7.2%. The property was built in 1999. The purchase price was $20.9 million, including an assumed loan of $14.6 million at 7.7%. On September 29, 2006, the Company purchased two properties totaling 480 units currently in lease-up in Phoenix, AZ that are just under 50% occupied for a total price of $62 million. The Company plans to operate the two properties, which are adjacent to each other, as one community, Talus Ranch at Sonoran Foothills, and anticipates a stabilized annualized NOI yield once full lease-up is achieved in late 2007 of 6.4%.

An additional property, the 306-apartment unit Oaks of Wilmington Island in Savannah, GA, was acquired on October 12, 2006, for $29.25 million. The property was constructed in 1999, and the Company anticipates a first year NOI yield of 6.8%, after investing refurbishment capital of $1 million in the first year.

Since the two Phoenix properties are 50% occupied, the Company anticipates modest dilution of FFO per share from the four acquisitions of 2 cents per share in the fourth quarter. We anticipate that they will begin to be accretive to FFO per share by the third quarter of 2007.

Financing for the properties was provided by equity raised from prior share offerings, the loan assumption mentioned above, and the Company’s credit facilities.

Two of our Memphis properties, Hickory Farms and Gleneagles, are currently being marketed for sale, with a sale likely in the first quarter of next year. Both of these properties were part of the portfolio at the IPO in 1994, with an average age of 25 years. Sale proceeds are expected to be in the $15 million range, and the disposition will not have a material impact on our operating results.

Joint Venture: High Returns on Investment

The Company has received a verbal offer from its joint venture partner to purchase its 1/3 interest in its joint venture property, The Verandas at Timberglen, and expects a written offer imminently. The transaction is subject to negotiation, but the Company expects the sale to be completed in the fourth quarter, although the sale may not be consummated or could be delayed until 2007. The Company expects to receive total proceeds for its equity interest, after the loan pay-off, of approximately $10 million, and to record a gain of approximately $5 million, plus a $1 million incentive fee (which will be included in FFO). The sales price represents $110,000 per unit, a 5.2% yield of 2007’s projected NOI, before the management fee.

Development: High Value Add

Brier Creek, the Company’s 200-unit development in Raleigh, NC, is on schedule to begin leasing in the second quarter of 2007. The 124-unit addition to our St Augustine apartments in Jacksonville, FL, is expected to break ground in the first quarter of 2007.

Redevelopment: Additional Internal Growth Upside

828 apartments in 23 communities have completed refurbishment, at an average cost of $5,500 per unit. The average rent increase achieved (estimated at above the normal rent increase) is $133, well above the level required to meet our investment hurdle. It is anticipated that approximately 1,100 apartments will be refurbished by the end of this fiscal year.

Financing, Balance Sheet: Building Capacity

The Company’s fixed charge coverage continued to improve and was 2.17, compared to 2.00 for the same quarter a year ago. Despite $83 million of acquisitions in the quarter, balance sheet strength and flexibility is excellent, with leverage (debt plus preferred stock) at only 45% of market capitalization as of the end of the quarter, and over $100 million of unused debt capacity available. During the quarter, the Company raised $24 million in additional common equity through its DRSPP, which was applied to fund acquisitions.

Dividend: 51 Consecutive Dividend Payments

The Company declared its 51st consecutive quarterly common dividend on August 22, 2006, payable on October 31, 2006, to holders of record on October 20, 2006.

The dividend was raised by 4 cents to $2.38 effective with the October 2005 distribution.

The Company’s Board will review its dividend policy for 2007 at year end.

Outlook: Encouraging

FFO for the fourth quarter is forecast to be in the range $0.76 to $0.88, which allows for the estimated 2 cent per share/unit dilutive impact of the lease-up properties acquired in Phoenix, and for the 3-cent per share/unit joint venture incentive fee that is expected to be earned in the quarter. Should the joint venture sale not occur or be delayed into next year, then the mid-point of our FFO forecast range will be reduced from 82 cents per share/unit to 79 cents per share/unit. Reflecting the continued strong performance of the properties, and the growing recovery of the Company’s large-tier markets, we anticipate that same store NOI for all of 2006 will grow in the range of 6 1/2% to 7 1/2%, after adjusting for the one-time non-cash concession revenue of $1.2 million last year.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investors page of our web site at www.maac.net. The Company will host a conference call to further discuss third quarter results on Friday, November 3, 2006, at 9:15 AM Central Time. The conference call-in number is 866-793-1308 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 40,293 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Property revenues	$82,696	$74,871	$240,954	$218,209
Management and fee income, net	53	51	157	272
Property operating expenses	(35,111)	(32,365)	(98,970)	(91,917)
Depreciation	(19,613)	(19,017)	(57,899)	(55,152)
Property management expenses	(3,616)	(2,749)	(9,591)	(8,449)
General and administrative	(2,665)	(2,329)	(8,708)	(7,148)
Income from continuing operations before non-operating items	21,744	18,462	65,943	55,815
Interest and other non-property income	162	70	494	357
Interest expense	(15,505)	(15,251)	(47,039)	(43,324)
Gain (loss) on debt extinguishment	-	12	(551)	(82)
Amortization of deferred financing costs	(519)	(462)	(1,508)	(1,411)
Minority interest in operating partnership income	(375)	(91)	(1,196)	(1,129)
(Loss) income from investments in real estate joint ventures	(16)	(52)	(135)	73
Incentive fee from real estate joint ventures	-	-	-	1,723
Net (loss) gain on insurance and other settlement proceeds	(54)	874	171	865
Gain on sale of non-depreciable assets	32	-	32	334
Gain on dispositions within real estate joint ventures	-	-	-	3,034
Income from continuing operations	5,469	3,562	16,211	16,255
Discontinued operations:
Income from discontinued operations	161	53	437	147
Asset impairment of discontinued operations	-	-	-	(243)
Net loss on insurance and other settlement proceeds of
discontinued operations	-	-	-	(25)
Net income	5,630	3,615	16,648	16,134
Preferred dividend distribution	(3,491)	(3,490)	(10,472)	(10,838)
Net income available for common shareholders	$2,139	$125	$6,176	$5,296

Weighted average common shares - Diluted	24,215	21,844	23,325	21,562
Net income per share available for common shareholders	$0.09	$0.01	$0.26	$0.25

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$5,630	$3,615	$16,648	$16,134
Addback: Depreciation of real estate assets	19,286	18,682	56,890	54,151
Subtract: Net (loss) gain on insurance and other settlement proceeds	(54)	874	171	865
Subtract: Gain on dispositions within real estate joint ventures	-	-	-	3,034
Subtract: Net loss on insurance and other settlement
proceeds of discontinued operations	-	-	-	(25)
Addback: Depreciation of real estate assets
of discontinued operations (1)	-	159	160	477
Addback: Depreciation of real estate assets
of real estate joint ventures	118	116	379	363
Subtract: Preferred dividend distribution	3,491	3,490	10,472	10,838
Addback: Minority interest in operating partnership income	375	91	1,196	1,129
Funds from operations	21,972	18,299	64,630	57,542
Recurring capex	(6,720)	(5,035)	(15,472)	(12,244)
Adjusted funds from operations	$15,252	$13,264	$49,158	$45,298

Weighted average common shares and units - Diluted	26,716	24,465	25,835	24,192
Funds from operations per share and unit - Diluted	$0.82	$0.75	$2.50	$2.38
Adjusted funds from operations per share and unit - Diluted	$0.57	$0.54	$1.90	$1.87

(1) Amounts represent depreciation taken before communities classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30,	December 31,
	2006	2005
Assets
Real estate assets
Land	$204,569	$179,523
Buildings and improvements	1,888,083	1,740,818
Furniture, fixtures and equipment	50,032	46,301
Capital improvements in progress	10,549	4,175
Accumulated depreciation	(522,721)	(473,421)
Land held for future development	2,360	1,366
Commercial properties, net	6,966	7,345
Investments in and advances to real estate joint ventures	3,839	4,182
Real estate assets, net	1,643,677	1,510,289
Cash and cash equivalents	7,689	14,064
Restricted cash	5,186	5,534
Deferred financing costs, net	15,715	15,338
Other assets	38,730	20,181
Goodwill	5,051	5,051
Assets held for sale	7,435	-
Total assets	$1,723,483	$1,570,457

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$1,202,217	$1,140,046
Accounts payable	678	3,278
Accrued expenses and other liabilities	50,827	28,380
Security deposits	7,498	6,429
Liabilities associated with assets held for sale	213	-
Total liabilities	1,261,433	1,178,133
Minority interest	32,207	29,798
Shareholders' equity
Series F cumulative redeemable preferred stock	5	5
Series H cumulative redeemable preferred stock	62	62
Common stock	245	220
Additional paid-in capital	782,249	671,885
Other	-	(2,422)
Accumulated distributions in excess of net income	(363,717)	(314,352)
Accumulated other comprehensive income	10,999	7,128
Total shareholders' equity	429,843	362,526
Total liabilities and shareholders' equity	$1,723,483	$1,570,457

SHARE AND UNIT DATA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Weighted average common shares - Basic	23,990	21,548	23,099	21,278
Weighted average common shares - Diluted	24,215	21,844	23,325	21,562
Weighted average common shares and units - Basic	26,491	24,168	25,609	23,907
Weighted average common shares and units - Diluted	26,716	24,465	25,835	24,192
Common shares at September 30 - Basic	24,291	21,748	24,291	21,748
Common shares at September 30 - Diluted	24,520	22,046	24,520	22,046
Common shares and units at September 30 - Basic	26,784	24,364	26,784	24,364
Common shares and units at September 30 - Diluted	27,013	24,662	27,013	24,662

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures.
As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.